Exhibit (c)(2)

CONFIDENTIAL

BOARD PRESENTATION REGARDING PROJECT SANTA FE

August 29, 2002

PEPSI-GEMEX HISTORICAL STOCK PRICE PERFORMANCE

MAY 7, 2001 – AUGUST 23, 2002

PEPSI-GEMEX VALUATION ANALYSIS

         SUMMARY OF VALUATION METHODOLOGIES PERFORMED

1.	PUBLICLY TRADED COMPARABLES		2A. PRECEDENT TRANSACTIONS – MULTIPLES PAID		2B. PRECEDENT TRANSACTIONS – PREMIUMS PAID

- -	Revenue, EBITDA and EBIT multiples for comparable companies in Latin America Multiples based on LTM figures and 2002 estimates	- -	Multiples paid in similar beverage bottling transactions Multiples based on LTM revenues, EBITDA and EBIT	- -	Premiums paid in public deals in Mexico and for consumer companies in Latin America Based on premiums for the period four weeks prior to announcement

3.	DISCOUNTED CASH FLOW ANALYSIS

-	Intrinsic value to PBG based on present value of projected cash flows on a stand-alone basis

PEPSI-GEMEX VALUATION SUMMARY

         THREE PRIMARY VALUATION METHODOLOGIES WERE USED IN ORDER TO ESTIMATE GEMEX’S VALUE ON A STAND-ALONE BASIS. PROJECTED FINANCIAL INFORMATION FOR GEMEX WERE PROVIDED BY PBG MANAGEMENT

(1)	Based on a 10-year DCF, a range of 12% — 14% WACC, and 0.5% — 1.5% perpetuity growth rate.

(2)	Based on Gemex’s GDS converted to CPO-equivalent in pesos using the GDS price and exchange rate as of April 8, 2002.

(3)	As of August 23, 2002.

(4)	Based on public tender offer price of Ps. 17.47 (see footnote 5) adjusted for Ps. 172.7 million payment from PepsiCo to PBG.

(5)	Based on gross enterprise value of Ps. 11.612 billion, less estimated net debt of Ps. 3.007 billion, plus Ps. 172.7 million payment from PepsiCo, divided by 502.5 million CPO share equivalents as of June 17, 2002.

PEPSI-GEMEX TRANSACTION ANALYSIS

	Operating	Transaction Multiples -		1. Publicly Traded			2A. Precedent Transactions -				3. DCF Analysis -
	Assumptions(a)	Blended Offer	Public Offer	Comparables			Multiples Paid			Implied Multiples

FV/LTM Revenues(b)	Ps. 11,854	1.0x	1.0x	0.8x	—	1.1x	1.1x	—	1.4x	1.0x	—	1.3x

FV/LTM EBITDA(b)	1,913	6.1	6.2	4.5	—	6.5	7.0	—	9.0	6.0	—	8.1

FV/LTM EBIT(b)	1,325	8.8	8.9	6.5	—	8.5	11.0	—	13.0	8.7	—	11.6

FV/2002E Revenues	Ps. 11,746	1.0x	1.0x	0.8x	—	1.1x		N/A		1.0x	—	1.3x

FV/2002E EBITDA(c)	1,938	6.0	6.1	4.5	—	6.5		N/A		5.9	—	8.0

FV/2002E EBIT(c)	1,296	9.0	9.1	6.5	—	8.5		N/A		8.9	—	11.9

Note: 2002E figures based on Peso-denominated reported and estimated results.

(a)	Based on PBG management estimates of Gemex on a stand-alone basis.

(b)	LTM to June 30, 2002. Inflation adjusted.

(c)	Includes add-back of transaction-related costs and expenses and all restructuring charges.

2B. PRECEDENT TRANSACTIONS – PREMIUMS PAID ANALYSIS

	Based on Ps. 17.12	Based on Ps. 17.47	Mean Premium	Mean Premium
	PBG's Blended	Public Tender	Paid for Deals	Paid for Consumer Deals
	Offer Price	Offer Price	in Mexico	in Latin America

1 Week Prior	21.7%	24.2%	N/A	N/A

4 Weeks Prior	29.3	31.9	26.3%	17.6%

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